EVERGREEN VARIABLE ANNUITY TRUST

PARTICIPATION AGREEMENT

THIS AGREEMENT is made this 1st day of January, 2009 between EVERGREEN VARIABLE ANNUITY TRUST, an open-end management investment company organized as a Delaware business trust (the “Trust”), and The Guardian Insurance & Annuity Company, Inc., a life insurance company organized under the laws of the State of Delaware (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A, as may be amended from time to time (the “Accounts”).

W I T N E S S E T H:

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and the offer and sale of its shares are registered under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Trust desires to act as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies that have entered into participation agreements with the Trust (the “Participating Insurance Companies”); and

WHEREAS, the beneficial interest in the Trust is divided into several series of shares, each series representing an interest in a particular managed portfolio of securities and other assets (the “Portfolios”); and

WHEREAS, the Trust has obtained an order from the Securities and Exchange Commission (“Commission”) granting Participating Insurance Companies and their separate account(s) exemptions from the provisions of Section(s) 9(a), 13(a), 15(a) and 15(b) of the 1940 Act and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Trust to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and nonaffiliated life insurance companies and certain qualified pension and retirement plans (the “Shared Trust Exemptive Order”); and

WHEREAS, the Company has registered or will register under the 1933 Act, unless exempt therefrom, certain variable life insurance policies and/or variable annuity contracts identified by the form number(s) listed on Schedule A, as may be amended from time to time (the “Contracts”); and

WHEREAS, the Company has registered or will register each Account, unless exempt therefrom, as a unit investment trust under the 1940 Act; and

WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Company on the date shown for that Account on Schedule A, to set aside and invest assets attributable to the Contracts; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares of the Portfolios at net asset value on behalf of each Account to fund the Contracts;

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

ARTICLE I

Sale of Trust Shares

1.1. The Trust and the Company agree to provide pricing information, execute orders and wire payments for purchases and redemptions of shares of a Portfolio as set forth in this Article I until such time as they mutually agree to utilize the National Securities Clearing Corporation (“NSCC”). Upon such mutual agreement, the Trust and the Company agree to provide pricing information, execute orders and wire payments for purchases and redemptions of shares of a Portfolio through NSCC and its subsidiary systems.

The Trust shall make shares of its Portfolios available to the Accounts at the net asset value next computed after receipt of such purchase order by the Trust (or its agent), as established in accordance with the provisions of the then current prospectus of the Trust. Shares of a particular Portfolio of the Trust shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts. The trustees of the Trust (the “Trustees”) may refuse to sell shares of any Portfolio to any person or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary and in the best interest of the shareholders of such Portfolio. Pursuant to Rule 22c-2 under the 1940 Act, the Company agrees to comply with the terms included in the attached Schedule B as of the effective date of this Agreement.

1.2. The Trust will redeem any full or fractional shares of any Portfolio when requested by the Company on behalf of an Account at the net asset value next computed after receipt by the Trust (or its agent) of the request for redemption, as established in accordance with the provisions of the then current prospectus of the Trust. Payment shall be made the same business day that the Trust receives notice of the order in federal funds initiated by wire by 2:00 p.m. New York time as long as the banking system is open for business. If the banking system is closed, payment will be transmitted the next day that the banking system is open for business. If payment is received by Company after 2:00 p.m. New York time, the Trust shall, upon Company’s request, promptly reimburse Company for any charges, costs, fees, interest or other expenses incurred in connection with advances, borrowings, or overdrafts. In no event shall payment be delayed for a greater period than is permitted by the 1940 Act.

1.3. For the purposes of Sections 1.1. and 1.2., the Trust hereby appoints the Company as its agent for the limited purpose of receiving and accepting purchase and redemption orders resulting from investment in and payments under the Contracts. Receipt by the Company shall constitute receipt by the Trust provided that: (a) such orders are received by the Company in good order prior to the close of the regular trading session of the New York Stock Exchange, and (b) the Trust receives notice of such orders by 10:00 a.m., New York time, on the next following Business Day. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading. The Trust will confirm receipt of each trade (ending share balances by account and fund) by 1:00 p.m. New York time on the day the trade is placed with the Trust (using a mutually agreed upon format).

1.4 Purchase orders that are transmitted to the Trust in accordance with Section 1.3. shall be paid for on the same Business Day that the Trust receives notice of the order. Payment shall be made in federal funds initiated by wire by 2:00 p.m. New York time as long as the banking system is open for business. If the banking system is closed, payment will be transmitted the next day that the banking system is open for business. If payment is received by Trust after 2:00 p.m. New York time, the Company shall, upon Trust request, promptly reimburse Trust for any charges, costs, fees, interest or other expenses incurred in connection with advances, borrowings, or overdrafts.

1.5. The Trust shall furnish notice, on or before ex-dividend date (using a mutually agreed upon format), to the Company of any income dividends or capital gain distributions payable on shares of any Portfolio. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio’s shares in additional shares of that Portfolio. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Trust shall notify the Company of the number of shares so issued as payment of such dividends and distributions. For each calendar year Trust will provide Company with a dividend and capital gain payment schedule.

1.6 The Trust shall make the net asset value per share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6:30 p.m., New York time (using a mutually agreed upon format). The Trust will promptly notify Company when and if the Trust does not communicate the net asset value per share by 6:30 p.m. New York time. In the event of an error in the computation of a Designated Portfolio’s net asset value per share requiring corrective action under the Trust’s net asset value pricing error correction procedures or any dividend or capital gain distribution requiring corrective action under the Trust’s net asset value pricing error correction procedures (each, a “pricing error”), the Trust shall notify the Company as soon as reasonably practicable after the discovery of the pricing error and shall provide sufficient information to ensure that Contract holders can be notified of such pricing error and any necessary computations of adjustments in the value of Accounts can be made. A pricing error shall be corrected in accordance with the Trust’s net asset value pricing error correction procedures, which error correction procedures reflect the minimum requirements for error correction based upon current informal guidance from the staff of the Securities and Exchange Commission.

1.7. The Trust agrees that its shares will be sold only to Participating Insurance Companies and their separate accounts and to certain qualified pension and retirement plans to the extent permitted by the Shared Trust Exemptive Order. No shares of any Portfolio will be sold directly to the general public. The Company agrees that the Trust shares will be used only for the purposes of funding the Contracts and Accounts listed in Schedule A, as amended from time to time.

1.8. The Trust agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding pass-through voting and conflicts of interest corresponding to those contained in Section 2.14. and Article IV of this Agreement.

ARTICLE II

Obligations of the Parties

2.1. The Trust shall bear the costs of registering and qualifying the Trust’s shares, and of preparing and filing the Trust’s prospectus, registration statement, Trust sponsored proxy materials (or similar materials such as voting instruction solicitation materials), reports to shareholders, and all statements and notices required by federal or state law. The Trust shall pay all taxes on the issuance and/or transfer of the Trust’s shares.

2.2. The Trust shall provide the Company, at the Trust’s expense, with as many copies of the Trust’s current prospectus, annual report, semi-annual report, or Trust sponsored proxy material as the Company may reasonably request in order to distribute, at the Company’s expense, to then-current owners of Contracts. If requested by the Company in lieu thereof, the Trust shall provide such documentation set in type or electronic form acceptable to Company at the Trust’s expense once each year (or more frequently if the prospectus for the Trust is amended). If requested by the Company, the Trust shall provide the prospectus, annual report, semi-annual report, for the Contracts and the Trust’s prospectus printed together in one document (at the Company’s expense). The prospectuses, annual report, semi-annual report, Trust sponsored proxy material will be customized to include only those portions of the Trust in use for each Contract. In addition, the prospectuses, annual report, semi-annual report, Trust sponsored proxy material will be provided to the Company ten (10) Business Days prior to the date on which they must be mailed. The Trust shall bear the printing (or duplicating costs with respect to the statement of additional information) associated with the Trust’s current prospectus, statement of additional information, annual report, semi-annual report, Trust sponsored proxy material or other shareholder communications, including any amendments or supplements to any of the foregoing, to the extent required to be provided by the Trust to its then-current shareholders, including the Company. The Company shall bear the mailing costs of distributing the Trust’s current prospectus, statement of additional information, annual report, semi-annual report, Trust sponsored proxy material or other shareholder communications, including any amendments or supplements to any of the foregoing. The Trust shall not bear any costs of preparing, printing, recording, taping or disseminating sales literature or other promotional materials or the costs of printing and mailing prospective Contract purchasers copies of the Trust’s prospectus, statement of additional information, periodic reports or other printed materials.

The Trust will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Portfolio, and of any material change in the Trust’s registration statement, particularly any change resulting in change to the registration statement or statement of additional information for any Account. The Trust will cooperate with the Company so as to enable the Company to solicit proxies from Contract owners or to make changes to its prospectus, statement of additional information or registration statement in an orderly manner. The Trust will make reasonable efforts to attempt to have changes affecting Contract prospectuses become effective simultaneously with the annual updates for such prospectuses.

2.3. The Trust shall provide the Company (at the Company’s expense) with as many copies of the Trust’s current prospectus as the Company may reasonably request for distribution to prospective purchasers of Contracts. If requested by the Company in lieu thereof, the Trust shall provide such documentation (including a final copy of the current prospectus as set in type at the Trust’s expense) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Trust is amended) to have the prospectus for the Contracts and the Trust’s prospectus printed together in one document (at the Company’s expense).

2.4. The Company will bear the costs of registering and qualifying the Accounts for sale, printing (or duplicating costs with respect to the statement of additional information) and mailing costs associated with the delivery of the Accounts’ current prospectuses and statements of additional information, private placement memoranda, annual and semi-annual reports, Contracts, Contract applications, sales literature or other promotional material, Account sponsored proxy materials and voting solicitation instructions.

2.5 The Company will bear the responsibility and correlative expense for administrative and support services for Contract owners. The Trust recognizes the Company as the sole shareholder of shares of the Trust issued under this Agreement.

2.6. The Company agrees and acknowledges that the Trust’s adviser, is the sole owner of the name and mark “Evergreen” and that all use of any designation comprised in whole or in part of Evergreen (an “Evergreen Mark”) under this Agreement shall inure to the benefit of the Trust and its adviser. Except as provided in Section 2.11., the Company shall not use any Evergreen Mark on its own behalf or on behalf of the Accounts or Contracts in any registration statement, advertisement, sales literature or other materials relating to the Accounts or Contracts without the prior written consent of the Trust and its adviser. Upon termination of this Agreement for any reason, the Company shall cease all use of any Evergreen Mark(s) as soon as reasonably practicable.

The Trust agrees and acknowledges that Company or its parent are the sole owners of the name “The Guardian Insurance & Annuity Company, Inc.” and the marks, including but not limited to, “The Guardian,” “Guardian” and “GIAC” (each, a “Guardian Mark”) and that all use of any designation comprised in whole or in part of a Guardian Mark under this Agreement shall inure to the benefit of Company. Except as provided in Section 2.7., the Trust shall not use any Guardian Mark on its own behalf or on behalf of the Trust in any registration statement, advertisement, sales literature or other materials relating to the Trust without the prior written consent of Company. Upon termination of this Agreement for any reason, the Trust shall cease all use of any Guardian Mark(s) as soon as reasonably practicable.

2.7. The Company shall furnish, or cause to be furnished, to the Trust or its designee, a copy of each Contract prospectus or statement of additional information in which the Trust or its investment adviser is named prior to the filing of such document with the Commission. The Company shall also furnish, or shall cause to be furnished, to the Trust or its designee, each piece of sales literature or other promotional material including private placement memoranda, in which the Trust or its investment adviser is named, at least 10 (ten) Business Days prior to its use. No such material shall be used if the Trust or its designee reasonably objects to such use within ten Business Days after receipt of such material.

2.8. The Company will provide to the Trust at least one complete copy of each report, solicitation for voting instructions, application for exemption, request for no-action relief, and any amendment to any of the above (or any amendment to the registration statement, prospectus, statement of additional information, piece of sales literature or other promotional material) that relates to the Trust or its investment adviser within ten (10) Business Days of the filing of the document with the Commission, the Financial Industry Regulatory Authority (“FINRA”), or other regulatory authorities.

2.9. For purposes of this Article II, the phrase “sales literature or other promotional material” includes, but is not limited to, advertisements, newspapers, magazines, or other periodicals, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media, sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, shareholder newsletters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, statements of additional information, shareholder reports and proxy materials.

2.10. The Company shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust or its investment adviser in connection with the sale of the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Trust shares (as such registration statement and prospectus may be amended or supplemented from time to time), annual and semi-annual reports of the Trust, Trust-sponsored proxy statements, or in sales literature or other promotional material approved by the Trust or its designee, except as required by legal process or regulatory authorities or with the written permission of the Trust or its designee.

2.11. The Trust shall furnish or cause to be furnished, to the Company or its designee, a copy of each Trust prospectus or statement of additional information in which the Company or the Accounts are named prior to the filing of such document with the Commission. The Trust shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material in which the Company or the Accounts are named, at least ten Business Days prior to its use. No such material shall be used if the Company or its designee reasonably objects to such use within ten Business Days after receipt of such material.

2.11(a). The Trust will provide to the Company at least one complete copy of each report, solicitation for voting instructions, application for exemption, request for no-action relief, and any amendment to any of the above (or any amendment to the registration statement, prospectus, statement of additional information, piece of sales literature or other promotional material) that relates to the Trust and the Contracts within 10 Business Days of the filing of the document with the Commission, FINRA, or other regulatory authorities.

2.12. The Trust shall not give any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statement, prospectus or private placement memorandum for the Contracts (as such registration statement, prospectus or private placement memorandum may be amended or supplemented from time to time), or in materials approved by the Company for distribution including sales literature or other promotional materials, except as required by legal process or regulatory authorities or with the written permission of the Company.

2.13. At the request of either party to this Agreement, the other party will make available to the requesting party’s independent auditors and/or representatives of the appropriate regulatory agencies, all records, data and access to operating procedures that may be reasonably requested.

2.14. So long as, and to the extent that the Commission interprets the 1940 Act to require pass-through voting privileges for variable contract owners, the Company will provide pass-through voting privileges to owners of policies, unless exempt therefrom, whose cash values are invested, through the Accounts, in shares of the Trust and shall distribute all proxy material furnished by the Trust. The Trust shall require all Participating Insurance Companies to calculate voting privileges in the same manner and the Company shall be responsible for assuring that the Accounts calculated voting privileges in the manner established by the Trust. With respect to each Account, the Company will vote shares of the Trust held by the Account and for which no timely voting instructions from policy owners are received as well as shares it owns that are held by that Account, in the same proportion as those shares for which voting instructions are received. The Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for Trust shares held by Contract owners without the prior written consent of the Trust, which consent may be withheld in the Trust’s sole discretion.

ARTICLE III

Representations and Warranties

3.1. The Company represents and warrants that it is an insurance company duly organized and validly existing under the laws of the State of Delaware and that it has legally and validly established each Account as a segregated asset account under such law on the dates set forth in Schedule A.

3.2. The Company represents and warrants that it has registered or, prior to any issuance or sale of the Contracts, will register each Account, unless exempt therefrom, as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts.

3.3. The Company represents and warrants that the Contracts are, or will be, registered under the 1933 Act to the extent required by the 1933 Act prior to any issuance or sale of the Contracts, the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state law.

3.4. The Company represents and warrants that it will abide by all of the provisions of the then current Trust prospectus.

3.5. The Trust represents and warrants that it is duly organized and validly existing under the laws of the State of Delaware.

3.6. The Trust represents and warrants that the Trust shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and that the Trust is registered under the 1940 Act prior to any issuance or sale of such shares. The Trust shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Trust shall register and qualify its shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust.

3.7. The Trust represents and warrants that the investments of each Portfolio will comply with the diversification requirements set forth in Section 817(h) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations thereunder. In the event of a breach of this Section 3.6 by the Trust, it will take all reasonable steps to: (1) immediately notify the Company of such breach, and (2) adequately diversify the Trust so as to achieve compliance within the grace period afforded by Section 1.817-5(b) of the rules and regulations under the Code.

3.8. The Company represents that the Contracts are currently treated as annuity or life insurance contracts under applicable provisions of the Code and warrants and agrees that it will make every effort to maintain such treatment and that it will notify the Trust immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

3.9 The Trust represents and warrants that it has adopted a plan pursuant to Rule 12b-1 under the 1940 Act, where applicable. The parties acknowledge that the Trust reserves the right to modify its existing plan or to adopt additional plans pursuant to Rule 12b-1 under the 1940 Act and to impose an asset-based or other charge to finance distribution expenses as permitted by applicable law and regulation. The Trust agrees to comply with applicable provisions and SEC interpretations of the 1940 Act with respect to any distribution plan.

ARTICLE IV

Potential Conflicts

4.1. The parties acknowledge that the Trust’s shares may be made available for investment to other Participating Insurance Companies. In such event, the Trustees will monitor the Trust for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory or other authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Trustees shall promptly inform the Company if they determine that a material irreconcilable conflict exists and the implications thereof. The Trustees shall have sole authority to determine whether a material irreconcilable conflict exists and their determination shall be binding upon the Company.

4.2. The Company agrees to promptly report any potential or existing conflicts of which it is aware to the Trustees. The Company will assist the Trustees in carrying out their responsibilities under the Shared Trust Exemptive Order and this Article IV by providing the Trustees, upon reasonable request, with all information reasonably necessary for them to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contract owner voting instructions.

4.3. If it is determined by a majority of the Trustees, or a majority of the disinterested Trustees, that a material irreconcilable conflict exists that affects the interests of Contract owners, the Company shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by Company and the Trustees jointly) take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, which steps could include: (a) withdrawing the assets allocable to some or all of the Accounts from the Trust or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Trust, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account and obtaining any necessary approvals or orders of the Commission in connection therewith.

4.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Trust’s election, to withdraw the affected Account’s investment in the Trust and terminate this Agreement with respect to such Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Any such withdrawal and termination, assuming required regulatory approvals have been received, must take place within six (6) months after the Trust gives written notice that this provision is being implemented. Until the end of such six (6) month period, the Trust shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Trust.

4.5. If any material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account’s investment in the Trust and terminate this Agreement with respect to such Account within six (6) months after the Trust gives written notice that it has determined that such decision has created a material irreconcilable conflict; provided, however, that such withdrawal and termination, assuming required regulatory approvals have been received, shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Until the end of such six (6) month period, the Trust shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Trust.

4.6. For purposes of Sections 4.3. through 4.5. of this Agreement, a majority of the disinterested Trustees shall determine whether any proposed action adequately remedies any material irreconcilable conflict. The Company shall not be required by Section 4.3 to establish a new funding medium for the Contracts. In the event that the Trustees determine that any proposed action does not adequately remedy any material irreconcilable conflict, then the Company will withdraw the Account’s investment in the Trust and terminate this Agreement within six (6) months after the Trust gives written notice of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict, as determined by a majority of the disinterested Trustees.

4.7. The Company shall at least annually submit to the Trustees such reports, materials or data as the Trustees may reasonably request so that the Trustees may fully carry out the duties imposed upon them by the Shared Trust Exemptive Order and this Article IV. Said reports, materials and data shall be submitted more frequently if deemed appropriate by the Trustees.

4.8. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed and/or shared funding (as defined in the Shared Trust Exemptive Order) on terms and conditions materially different from those contained in the Shared Trust Exemptive Order, then the Trust and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable.

ARTICLE V

Indemnification

5.1. The Company agrees to indemnify and hold harmless the Trust and each of its Trustees, officers, employees and agents, and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 5.1.) against any and all losses, claims, damages, liabilities or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale, acquisition, or redemption of the Trust’s shares through the Contracts and:

(a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a registration statement, prospectus or private placement memorandum for the Contracts or in the Contracts themselves or in sales literature generated or approved by the Company relating to the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, “Company Documents”), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of the Trust for use in Company Documents or otherwise for use in connection with the sale of the Contracts or Trust shares; or

(b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Trust Documents as defined in Section 5.2.(a)) or wrongful conduct of the Company or persons under its control, with respect to the sale, distribution or acquisition of the Contracts or Trust shares; or

(c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Trust Documents as defined in Section 5.2.(a) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Trust by or on behalf of the Company; or

(d) arise out of or result from any failure by the Company to provide the services or furnish the materials required under the terms of this Agreement; or

(e) arise out of or result from any material breach of any representation, warranty or agreement made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company; or

(f) arise out of or result from any failure by the Company to perform any of its obligations under this Agreement.

5.2. The Trust agrees to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 5.2.) against any and all losses, claims, damages, liabilities or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale, acquisition, or redemption of the Trust’s shares or the Contracts and:

(a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus for the Trust (or any amendment or supplement thereto), (collectively, “Trust Documents”), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Trust by or on behalf of the Company for use in Trust Documents or otherwise for use in connection with the sale of the Contracts or Trust shares; or

(b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of the Trust or persons under its control, with respect to the sale, distribution or acquisition of the Contracts or Trust shares; or

(c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Trust; or

(d) arise out of or result from any failure by the Trust to provide the services or furnish the materials required under the terms of this Agreement; or

(e) arise out of or result from any material breach of any representation, warranty or agreement made by the Trust in this Agreement or arise out of or result from any other material breach of this Agreement by the Trust; or

(f) arise out of or result from any failure by the Trust to perform any of its obligations under this Agreement.

5.3. Neither the Company nor the Trust shall be liable under the indemnification provisions of Section 5.1. or 5.2., as applicable, with respect to any Losses incurred or assessed against an indemnified party that arise from such indemnified party’s willful misfeasance, bad faith or gross negligence in the performance of such indemnified party’s duties or by reason of such indemnified party’s reckless disregard of obligations or duties under this Agreement.

5.4. Neither the Company nor the Trust shall be liable under the indemnification provisions of Section 5.1. or 5.2., as applicable, with respect to any claim made against an indemnified party unless such indemnified party shall have notified the other party in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim which shall have been served upon or otherwise received by such indemnified party (or after such indemnified party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the indemnified party in the absence of Sections 5.1. and 5.2. except to the extent that the indemnifying party has been prejudiced by such failure to give notice.

5.5. In case any such action is brought against the indemnified parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with consent of the indemnified party and with counsel mutually agreed to by the parties. If the indemnifying party assumes such defense, the indemnified party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the indemnified party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

ARTICLE VI

Termination

6.1. This Agreement shall continue in full force and effect until the first to occur of:

(a) termination by any party for any reason by six (6) months advance written notice delivered to the other party; or

(b) termination by the Company by written notice to the Trust with respect to any Portfolio based upon the Company’s determination that shares of such Portfolio are not reasonably available to meet the requirements of the Contracts or not consistent with the Company’s obligations to Contract owners; provided, however, that such a termination shall apply only to the Portfolio not reasonably available and the Trust shall have ten (10) Business Days from the initial notification by the Company of the deficiency to correct such deficiency. If not cured within ten (10) Business Days, termination is automatically effective; or

(c) termination by the Company by written notice to the Trust with respect to any Portfolio in the event such Portfolio’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d) termination by the Company by written notice to the Trust with respect to any Portfolio in the event that the Trust ceases to qualify as a Regulated Investment Company under Subchapter M of the Code or any independent or resulting failure under Section 817 of the Code, or under any successor or similar provision of either, or if the Company reasonably believes that the Trust may fail to so qualify; or

(e) termination by the Trust by written notice to the Company if the Trust shall determine, in its sole judgment exercised in good faith, that the Company and/or its affiliated companies has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity and that material adverse change or material adverse publicity will have a material adverse impact upon the business and operations of the Company or the Trust; but no such termination shall be effective under this subsection (e) until the Company has been afforded a reasonable opportunity to respond to a statement by the Trust concerning the reason for notice of termination hereunder; or

(f) termination by the Company by written notice to the Trust if the Company shall determine, in its sole judgment exercised in good faith, that either the Trust or an investment adviser to the Trust has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity and that material adverse change or material adverse publicity will have a material adverse impact upon the business and operations of the Trust; but no such termination shall be effective under this subsection (f) until the Trust has been afforded a reasonable opportunity to respond to a statement by the Company concerning the reason for notice of termination hereunder; or

(g) termination by the Trust in the event that formal administrative proceedings are instituted against the Company by FINRA, the Commission, an insurance commissioner or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Trust’s shares; provided, however, that the Trust determines in its sole judgement exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

(h) termination by the Company in the event that formal administrative proceedings are instituted against the Trust by FINRA, the Commission, any state securities or insurance department or any other regulatory body regarding the Trust’s duties under this Agreement, provided, however, that the Company determines in its sole judgement exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Trust to perform its obligations under this Agreement; or

(i) termination by the Company upon receipt of any necessary regulatory approvals or by a majority vote of the Contract owners having an interest in the Accounts (or any subaccounts) to substitute the shares of another investment company for the corresponding Portfolio shares in accordance with the terms of the policies for which those Portfolio shares had been selected to serve as the underlying investment. The Company shall give at least ninety (90) days’ prior written notice to the Trust of the date of any proposed regulatory action to replace the Portfolio shares or of a majority vote of Contract owners and the Trust shall give at least thirty (30) days’ prior written notice to the Company, or as much prior written notice as is reasonably practicable, of any proposed vote to replace the Portfolio shares.

6.2. Notwithstanding any termination of this Agreement, the Trust shall, at the option of the Company, continue to make available additional shares of the Trust (or any Portfolio) pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement, provided that the Company continues to pay the costs set forth in Article II.

6.3. The provisions of Article V shall survive the termination of this Agreement, and the provisions of Article IV and Section 2.12. shall survive the termination of this Agreement as long as shares of the Trust are held on behalf of Contract owners in accordance with Section 6.2.

ARTICLE VII

Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Trust:

Evergreen Funds

200 Berkeley Street 26th floor

Boston, Massachusetts 02116-9000

Attention: Legal Department

If to the Company:

The Guardian Insurance & Annuity Company, Inc.

Attn: Law Dept. H-23C

7 Hanover Square

New York, NY 10004

Attn: Law Department H-23-G

ARTICLE VIII

Miscellaneous

8.1. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

8.2. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

8.3. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

8.4. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

8.5. The parties to this Agreement acknowledge and agree that all liabilities of the Trust arising directly or indirectly under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Trust and that no Trustee, officer, agent or holder of shares of beneficial interest of the Trust shall be personally liable for any such liabilities.

8.6. Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the Commission, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

8.7. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

8.8. The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

8.9. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided that no party may assign this Agreement without the prior written consent of the other party.

8.10. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties.

IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date and year first above written.

THE GUARDIAN INSURANCE &	EVERGREEN VARIABLE
ANNUITY COMPANY, INC.	ANNUITY TRUST

By:	By:
Name:	Name:	Sally E. Ganem
Title:	Title:	Assistant Secretary

SCHEDULE A

Separate Accounts, Contracts and Designated Portfolios

Name of Separate Accounts and Date

Established by Board of Directors

Separate Account R             March 12, 2003

Contracts Funded by Separate Account

The Guardian Investor Variable Annuity L Series

The Guardian Investor Variable Annuity B Series

Designated Portfolios

Evergreen VA International Equity Fund Class 2

Evergreen VA Specials Values Fund Class 2

SCHEDULE B

This Schedule B (the “Schedule”) supplements the Participation Agreement by and between Evergreen Variable Annuity Trust (the “Trust”) and The Guardian Insurance & Annuity Company, Inc. (the “Company”) dated January 1, 2009 (the “Participation Agreement”). To the extent the terms of this Schedule conflict with the terms of the Participation Agreement, the terms of this Schedule shall control. Unless otherwise noted, defined terms in this Schedule shall have the same meaning as in the Participation Agreement.

The Trust and the Company agree that any request made to the Company by the Trust for shareholder transaction information, and the Company’s response to such request, shall be governed by whatever practices the Trust and the Company had utilized in the absence of a formal agreement, if any, to govern such requests.

As used in this Schedule, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

The term “Company” shall mean The Guardian Insurance & Annuity Company, Inc. which is (i) a broker, dealer, bank, or other entity that holds securities of record issued by the Trust in nominee name; (ii) in the case of a participant directed employee benefit plan that owns securities issued by the Trust (1) a retirement plan administrator under ERISA or (2) any entity that maintains the plan’s participant records; or (iii) the sponsor of a registered separate account funding variable insurance contracts.

The term “Trust” shall mean Evergreen Variable Annuity Trust and any Portfolio of the Trust or its agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.1

The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Company.

The term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Company (“Contract”), or a participant in an employee benefit plan with a beneficial interest in a contract.

The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to the Trust, but does not include the following: (i) transactions that are executed automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to the Trust as a result

[1]

As defined in SEC Rule 22c-2(b), term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) transactions that are executed pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to the Trust through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) prearranged transfers at the conclusion of a required free look period.

The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of the Trust, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of the Trust as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of the Trust as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

The Trust and the Company hereby agree as follows:

Shareholder Information

1. Agreement to Provide Information. Company agrees to provide the Trust or its designee, upon written request of the Trust, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government issued identifier (“GII”) and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or the account (if known) and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Company during the period covered by the request. Unless otherwise specifically requested by the Trust, the Company shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

2. Period Covered by Request. Requests must set forth a specific period, which generally will not exceed 90 days from the date of the request, for which transaction information is sought.

3. Timing of Requests. Trust requests for Shareholder information shall be made as the Trust deems necessary to investigate compliance with policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Trust.

4. Form and Timing of Response. (a) Company agrees to provide, promptly after receipt of a request from the Trust or its designee, the requested information specified in Section 1. If requested by the Trust or its designee, Company agrees to use best efforts to determine promptly, but in any event not later than five (5) business days after receipt of a request, whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself a financial intermediary (as defined in Rule 22c-2) (“indirect intermediary”) and, upon further request of the Trust or its designee, promptly, but in any event not later than five (5) business days after receipt of a request, either (i) provide (or arrange to have provided) the information set forth in Section 1 for those Shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Trust. Company additionally agrees to inform the Trust whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Trust or its designee and the Company; and

(c) To the extent practicable, the format for any transaction information provided to the Trust or its designee should be consistent with the NSCC Standardized Data Reporting Format.

5. Limitations on Use of Information. The Trust agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory requests or legal requirements.

6. Agreement to Restrict Trading. Company agrees to execute written instructions from the Trust to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that have been identified by the Trust, at its sole discretion, as having engaged in transactions of the Trust’s Shares (directly or indirectly through the Company’s account) that violate policies ( including, but not limited to, policies of the Trust regarding market-timing and the frequent purchasing and redeeming or exchanging of Trust Shares or any other inappropriate trading activity) established or utilized by the Trust for the purpose of eliminating or reducing, or that would result in any dilution of the value of the outstanding Shares issued by the Trust. Unless otherwise directed by the Trust, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Company. Instructions must be received by Company at the following address, or such other address that Company may communicate to the Trust in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

Richard C. Cumiskey

Attn: Rule 22c-2 Compliance

The Guardian Insurance & Annuity Company, Inc.

81 Highland Avenue

Mail Station A-260

Bethlehem, PA 18017

Phone: 610-807-7710

Fax: 610-807-8940

7. Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

8. Timing of Response. Company agrees to execute instructions to restrict or prohibit trading as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Company.

9. Confirmation by Company. Company must provide written confirmation to the Trust that instructions to restrict or prohibit trading have been executed. Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.